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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ONE )*

                             Advance ParadigM, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    007491103
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 24 Pages

CUSIP NO.  007491103                  13G                    PAGE 2 OF 24 PAGES
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Canaan Capital Limited Partnership

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  / /
                                                              (b)  / /

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              84,747

       NUMBER OF        --------------------------------------------------------
         SHARES          6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              705,315
          EACH
       REPORTING        --------------------------------------------------------
         PERSON          7    SOLE DISPOSITIVE POWER
          WITH
                              84,747

                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              705,315

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       790,062

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        / /
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.1%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 24 Pages

CUSIP NO.  007491103                  13G                    PAGE 3 OF 24 PAGES
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Canaan Capital Offshore Limited Partnership, C.V.

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  / /
                                                              (b)  / /

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Netherlands Antilles Limited Partnership

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              705,315

        NUMBER OF       --------------------------------------------------------
          SHARES         6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY             84,747
           EACH
        REPORTING       --------------------------------------------------------
          PERSON         7    SOLE DISPOSITIVE POWER
           WITH
                              705,315

                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              84,747

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       790,062

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        / /
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.1%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 24 Pages

CUSIP NO.  007491103                  13G                    PAGE 4 OF 24 PAGES
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Canaan Capital Management L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  / /
                                                              (b)  / /

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              0

         NUMBER OF      --------------------------------------------------------
           SHARES        6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY            790,062
            EACH
         REPORTING      --------------------------------------------------------
           PERSON        7    SOLE DISPOSITIVE POWER
            WITH
                              0

                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              790,062

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       790,062

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        / /
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.1%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 24 Pages

CUSIP NO.  007491103                  13G                    PAGE 5 OF 24 PAGES
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Canaan Capital Offshore Management, N.V.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  / /
                                                              (b)  / /

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Netherlands Antilles Corporation

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              0

        NUMBER OF       --------------------------------------------------------
          SHARES         6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY             705,315
           EACH
        REPORTING       --------------------------------------------------------
          PERSON         7    SOLE DISPOSITIVE POWER
           WITH
                              0

                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              705,315

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       705,315

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        / /
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       9.0%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 24 Pages

CUSIP NO.  007491103                  13G                    PAGE 6 OF 24 PAGES
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Canaan Capital Partners L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  / /
                                                              (b)  / /

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              0

       NUMBER OF        --------------------------------------------------------
         SHARES          6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              790,062
          EACH
       REPORTING        --------------------------------------------------------
         PERSON          7    SOLE DISPOSITIVE POWER
          WITH
                              0

                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              790,062

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       790,062

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        / /
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.1%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 24 Pages

CUSIP NO.  007491103                  13G                    PAGE 7 OF 24 PAGES
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Harry T. Rein
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  / /
                                                              (b)  / /

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              883

        NUMBER OF       --------------------------------------------------------
          SHARES         6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY             790,062
           EACH
        REPORTING       --------------------------------------------------------
          PERSON         7    SOLE DISPOSITIVE POWER
           WITH
                              883

                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              790,062

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       790,945

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        / /
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.1%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 24 Pages

CUSIP NO.  007491103                  13G                    PAGE 8 OF 24 PAGES
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       James J. Fitzpatrick
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  / /
                                                              (b)  / /

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              28

       NUMBER OF        --------------------------------------------------------
         SHARES          6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              790,062
          EACH
       REPORTING        --------------------------------------------------------
         PERSON          7    SOLE DISPOSITIVE POWER
          WITH
                              28

                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              790,062

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       790,090

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        / /
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.1%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 24 Pages

CUSIP NO.  007491103                  13G                    PAGE 9 OF 24 PAGES
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Stephen L. Green
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  / /
                                                              (b)  / /

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              30,804

     NUMBER OF          --------------------------------------------------------
       SHARES            6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                790,062
        EACH
     REPORTING          --------------------------------------------------------
       PERSON            7    SOLE DISPOSITIVE POWER
        WITH
                              30,804

                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              790,062

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       820,866

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        / /
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.5%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 24 Pages

CUSIP NO.  007491103                  13G                    PAGE 10 OF 24 PAGES
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Deepak Kamra
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  / /
                                                              (b)  / /

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              196

                        --------------------------------------------------------
       NUMBER OF         6    SHARED VOTING POWER
         SHARES
      BENEFICIALLY            790,062
        OWNED BY
          EACH          --------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                196

                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              790,062

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       790,258

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        / /
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.1%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 10 of 24 Pages

CUSIP NO.  007491103                  13G                    PAGE 11 OF 24 PAGES
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Gregory Kopchinsky
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  / /
                                                              (b)  / /

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              304

       NUMBER OF        --------------------------------------------------------
         SHARES          6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              790,062
          EACH
       REPORTING        --------------------------------------------------------
         PERSON          7    SOLE DISPOSITIVE POWER
          WITH
                              304

                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              790,062

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       790,366

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        / /
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.1%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 11 of 24 Pages

CUSIP NO.  007491103                  13G                    PAGE 12 OF 24 PAGES
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Robert Migliorino
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  / /
                                                              (b)  / /

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              304

       NUMBER OF        --------------------------------------------------------
         SHARES          6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              790,062
          EACH
       REPORTING        --------------------------------------------------------
         PERSON          7    SOLE DISPOSITIVE POWER
          WITH
                              304

                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              790,062

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       790,366

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        / /
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.1%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 12 of 24 Pages

CUSIP NO.  007491103                  13G                    PAGE 13 OF 24 PAGES
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Eric A. Young
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  / /
                                                              (b)  / /

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              304

       NUMBER OF        --------------------------------------------------------
         SHARES          6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY              790,062
          EACH
       REPORTING        --------------------------------------------------------
         PERSON          7    SOLE DISPOSITIVE POWER
          WITH
                              304

                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              790,062

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       790,366

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        / /
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.1%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 13 of 24 Pages

Item 1(a). Name of Issuer

           Advance ParadigM, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices

           545 E. John Carpenter Freeway, Suite 1900
           Irving, TX   75062

Item 2(a). Name of Person Filing

           This statement is filed by Canaan Capital Limited Partnership, a Delaware limited partnership, ("Canaan Capital"), Canaan Capital Offshore Limited Partnership C.V., a Netherlands Antilles limited partnership, ("Canaan Capital Offshore"), Canaan Capital Management L.P. , a Delaware limited partnership, ("Canaan Capital Management"), Canaan Capital Offshore Management, N.V., a Netherlands Antilles corporation ("Canaan Corporation"), Canaan Capital Partners L.P., a Delaware limited partnership, ("Canaan Partners") and Harry T. Rein, James J. Fitzpatrick, Deepak Kamra, Stephen L. Green, Gregory Kopchinsky, Robert J. Migliorino, and Eric A. Young (collectively, the "Partners"). Canaan Capital Management (which serves as the sole general partner of Canaan Capital and one of the two general partners of Canaan Capital Offshore), Canaan Corporation (which serves as the other general partner of Canaan Capital Offshore), Canaan Partners (which serves as the general partner of Canaan Capital Management), and the Partners (who serve as general partners of Canaan Partners), are collectively referred to as the "Reporting Persons" in this
           Schedule 13G.

Item 2(b). Address of Principal Business Office or, if None, Residence

           Except in the case of Canaan Capital Offshore, Canaan Corporation, Deepak Kamra and Eric A. Young, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal address of Canaan Capital Offshore and Canaan Corporation is c/o ABN Trustcompany, Pietermaai 15, Curacao, the Netherlands Antilles. The principal business address of Deepak Kamra and Eric A. Young is 2884 Sand Hill Road, Suite 115, Menlo Park, CA 94025.

Item 2(c). Citizenship

           Each of Canaan Capital, Canaan Capital Management and Canaan Partners is a limited partnership organized under the laws of Delaware. Canaan Capital Offshore is a limited partnership and Canaan Corporation is a corporation, each organized under the laws of the Netherlands Antilles. Each of the Partners are citizens of the United States.


                              Page 14 of 24 Pages

Item 2(d). Title of Class of Securities

           This Schedule 13G report relates to the Common Stock, par value $.01 ("Common Stock") of Advance ParadigM, Inc. ("the Company").

Item 2(e). CUSIP Number

           CUSIP number 007491103.

Item 3. If this statement if filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)        __ Broker or Dealer registered under Section 15 of the Act,
(b)        __ Bank as defined in Section 3(a)(6) of the Act,
(c)        __ Insurance Company as defined in Section 3(a)(19) of the Act,
(d)        __ Investment Company registered under Section 8 of the Investment
              Company Act,
(e)        __ Investment Adviser registered under Section 203 of the Investment
              Advisers Act of 1940,
(f)        __ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),
(g)        __ Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);
              see Item 7,
(h)        __ Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

           Not Applicable

Item 4.    Ownership

(a) Canaan Capital owns 84,747 shares of Common Stock and Canaan Capital Offshore owns 705,315 shares of Common Stock. All other Reporting Persons hold their respective beneficially owned shares due to their relationships to the above Partnerships as outlined in Item 2. In addition, Messrs. Kopchinsky, Migliorino and Young own 304 shares of Common Stock each as individuals. Messrs. Fitzpatrick, Kamra and Rein own 28, 196 and 883 shares of Common Stock, respectively, as individuals. Mr. Green owns 15,804 shares of Common Stock and options to purchase 15,000 shares of Common Stock at $12.50 per share as an individual.

(b) By virtue of their common control, Canaan Capital and Canaan Capital Offshore each may be deemed to be the beneficial owners of 790,062 shares of Common Stock, representing beneficial ownership of 10.1% of the Company. Canaan Capital Management, by virtue of its status as general partner of Canaan Capital and Canaan Capital Offshore, may be deemed to be the beneficial owner of 790,062 shares, representing beneficial ownership of 10.1%. Canaan Corporation, by virtue of its status as a general partner of Canaan Capital Offshore, may be deemed to be the beneficial owner of 705,315 shares, representing beneficial



                              Page 15 of 24 Pages
           ownership of 9.0%. By virtue of its status as general partner of Canaan Capital Management, Canaan Partners may be deemed to be the beneficial owner of 790,062 shares, representing beneficial ownership of 10.1%. By virtue of their status as general partners of Canaan Partners, the Partners, may each be deemed to be the beneficial owner of 790,062 shares representing in the case of each Partner, beneficial ownership of 10.1%. In addition, each General Partner owns shares of Common Stock as individuals as outlined in (a) above which does not increase their respective percentage of ownership, except for Mr. Green whose percentage of ownership is 10.5%. The foregoing percentages are calculated based on the 7,807,567 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of the Issuer for the quarter ended September 30, 1997.


                                                     NUMBER OF SHARES
                                                     ----------------
(c)  Reporting Person                 (i)          (ii)          (iii)         (iv)
     ----------------                 ---          ----          -----         ----
Canaan Capital                       84,747       705,315        84,747      705,315
Canaan Capital Offshore             705,315        84,747       705,315       84,747
Canaan Capital Management                 0       790,062             0      790,062
Canaan Corporation                        0       705,315             0      705,315
Canaan Partners                           0       790,062             0      790,062
Harry T. Rein                           883       790,062           883      790,062
James J. Fitzpatrick                     28       790,062            28      790,062
Stephen L. Green                     30,804       790,062        30,804      790,062
Deepak Kamra                            196       790,062           196      790,062
Gregory Kopchinsky                      304       790,062           304      790,062
Robert J. Migliorino                    304       790,062           304      790,062
Eric A. Young                           304       790,062           304      790,062


(i)        Sole power to vote or direct the vote
(ii)       Shared power to vote or to direct the vote
(iii)      Sole power to dispose or to direct the disposition of
(iv)       Shared power to dispose or to direct the disposition of

Item 5.    Ownership of Five Percent or Less of a Class
           Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company Not applicable.

Item 8.    Identification and Classification of Members of the Group
           Each of the Reporting Persons expressly disclaims membership in a "Group" as defined in Rule 13d-1 (b) (ii) (H).


                              Page 16 of 24 Pages

Item 9.    Notice of Dissolution of Group
           Not applicable.

Item 10.   Certification
           Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b).


DATE:  February 10, 1998


                              Page 17 of 24 Pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Canaan Capital Limited Partnership
By:     Canaan Capital Management L. P.
        Its General Partner
By:     Canaan Capital Partners L.P.
        Its General Partner

By:               *
        ------------------------------------
        General Partner


Canaan Capital Offshore Limited Partnership C. V.
By:     Canaan Capital Management L. P.
        Its General Partner
By:     Canaan Capital Partners L.P.
        Its General Partner

By:               *
        ------------------------------------
        General Partner


Canaan Capital Management L. P.
By:     Canaan Capital Partners L.P.
        Its General Partner

By:               *
        ------------------------------------
        General Partner


Canaan Capital Offshore Management, N.V.

By:               *
        ------------------------------------
        Director


Canaan Capital Partners L.P.

By:               *
        ------------------------------------
        General Partner


                              Page 18 of 24 Pages

                  *
        ------------------------------------
        Harry T. Rein


                  *
        ------------------------------------
        James J. Fitzpatrick


                  *
        ------------------------------------
        Stephen L. Green


                  *
        ------------------------------------
        Deepak Kamra


                  *
        ------------------------------------
        Gregory Kopchinsky


                  *
        ------------------------------------
        Robert J. Migliorino


                  *
        ------------------------------------
        Eric A. Young


                                                *By:   /s/  Guy M. Russo
                                                       -------------------------
                                                       Guy M. Russo
                                                       Attorney-in-Fact

This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney a copy of which is filed herewith as Exhibit 2.


                              Page 19 of 24 Pages